Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 File No. 333-204430) and related Prospectus of Catalent, Inc. for the registration of 23,000,000 shares of its common stock and to the incorporation by reference therein of our report dated September 8, 2014, with respect to the consolidated financial statements and schedule of Catalent, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

May 29, 2015